EXHIBIT 21

SUBSIDIARIES

The following are subsidiaries of the Registrant, Bolt Technology Corporation, a Connecticut corporation:

State of Incorporation
A-G Geophysical Products, Inc.	Texas

Real Time Systems Inc.	Connecticut